Exhibit 99.9

RESTATEMENT

OF

TRUSTCO BANK

SENIOR

INCENTIVE PLAN

(Formerly, Trustco Bank Executive Incentive Plan)

January 1, 2008

TRUSTCO BANK
SENIOR INCENTIVE PLAN

Table of Contents

RESTATEMENT OF
TRUSTCO BANK
SENIOR INCENTIVE PLAN
(Formerly, Trustco Bank Executive Incentive Plan)

WHEREAS, Trustco Bank (herein referred to as the “Bank”) maintains the Trustco Bank Executive Incentive Plan (herein referred to as the “Plan”); and

WHEREAS, the Bank desires to amend the Plan and to restate the Plan in its entirety effective as of January 1, 2008;

NOW, THEREFORE, the Bank does hereby amend and restate the Plan in its entirety effective as of January 1, 2008, to change the name to Trustco Bank Senior Incentive Plan and so that it shall read as follows:

ARTICLE I

PLAN OBJECTIVES

Section 1.1.            The underlying objective of this Plan is to assist the Bank to attract, retain and motivate senior personnel by providing outstanding incentive award opportunities and by linking incentive awards to accomplishment of the Bank’s overall business plans and objectives. The senior incentive plan was developed in light of this central objective, as well as the following specific objectives:

•	To foster and reward teamwork, cohesiveness and collaboration among senior officers in the performance of their assigned responsibilities.

•	To clearly identify expected performance levels and to provide a mechanism for evaluating and acknowledging the collective effort.

•	To maximize and focus effectiveness by providing incentives based on a high level of performance.

•	To ensure that the Bank’s profit plan is used as an operational plan in the management of the Bank.

•	To ensure stability among the Bank’s senior executive positions.

Section 1.2.            The Plan is designed to provide participants with the opportunity for annual incentive awards for achievement of objectives as established by the Chief Executive Officer (“CEO”) of the Bank.  In addition, prior to payment of any annual incentive awards, a suitable return upon average assets will be required.  Incentive award opportunities, therefore, are contingent upon the attainment of performance targets, as well as a reasonable return on average equity.  In this manner, the Plan is equitable to both shareholders and the Bank’s management team.

ARTICLE II

ELIGIBILITY FOR PLAN PARTICIPATION

Section 2.1.            Participation in this Plan is limited to the following employee positions:

1.              Managers

2.              Officers and Senior Officers

3.              Administrative Vice Presidents and Vice Presidents

Executive officers of the Bank selected for participation in the Trustco Bank Executive Officer Incentive Plan are not eligible to participate in this Plan.

Section 2.2.            Individuals assigned to a position included within the Plan, during the course of a Plan year, will be eligible for receipt of incentive awards even if they are in such positions only part of the year.  The incentive awarded to such participants will be prorated based upon the number of months’ service in each included position.  This rule will also apply in cases where Plan participants are promoted to a higher level position, such promotion to this position would affect the size of the incentive award.

Section 2.3.            Plan participants who leave the employ of the Bank prior to the end of a Plan year (except in the case of death, retirement or disability) forfeit all rights to incentive awards accrued during the Plan year in which the termination occurs. Participants terminated because of death, retirement or disability will receive all incentive awards proportionate to base compensation paid or accrued during the course of the Plan year, which shall be paid when payments for the Plan Year are made under Section 5.1.

ARTICLE III

PERFORMANCE INCENTIVE FUNDS

Section 3.1.            The percentage of the incentive award for a participant for a Plan year (January 1st through December 31st) will be at the discretion of the Chief Executive Officer.  The dollar amount of the incentive award is determined by multiplying the participant’s base salary for the Plan year by the percentage.

ARTICLE IV

DEVELOPMENT OF PERFORMANCE INCENTIVE FUND

Section 4.1.            The profit plan of the Bank for a Plan year is developed and submitted to the Board of Directors for approval prior to the commencement of the year.  As part of the profit plan development process, a return on assets shall be included, as well as asset targets, deposit targets and net income objectives.

The amount of a participant’s incentive award for a Plan year shall be determined prior to the end of the year in the sole discretion of the CEO, and such determination shall take into account the Bank’s performance in the year just ended against targeted profit and goals in the profit plan and the participant’s contribution to such performance.  The determination by the CEO shall be final and conclusive.

ARTICLE V

DISTRIBUTION OF FUNDS

Section 5.1.            An amount equal to the incentive award shall be paid in a single sum to Plan participants receiving the same as soon as practicable following the end of the Plan year to which the award is attributable; provided, however, in no event shall the payments be made later than two and half months following the end of the Plan year for which the awards are payable.

ARTICLE VI

PLAN ADMINISTRATION

Section 6.1.            The Board of Directors reserves the right to amend, suspend or terminate this Plan at any time.  However, no amendment, suspension or termination of the Plan may alter or impair any Plan participant’s rights previously granted under the Plan without his consent.  Any such Amendment shall be effective immediately upon adoption by the Board of Directors.

Section 6.2.             Overall policy direction shall be provided by the Board of Directors. Plan administration shall be provided by the CEO.

Section 6.3.             During the course of the Plan year, monthly accruals will be established for estimated incentive award payments.

IN WITNESS WHEREOF, the Bank has caused this Restatement of the Plan to be executed this 16th day of December, 2008.

TRUSTCO BANK

By:	/s/ Robert J. McCormick
Title:	President and CEO